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                                                                    EXHIBIT 3.81


                            ARTICLES OF INCORPORATION

                                       OF

                     SYNAGRO OF NORTH CAROLINA - AMSCO, INC.


       The undersigned incorporator, for the purpose of forming a corporation under the North Carolina Business Corporation Act, hereby adopts the following Articles of Incorporation:

                                    ARTICLE I

       The name of the corporation is Synagro of North Carolina - AMSCO, Inc.

                                   ARTICLE II

       The aggregate number of shares which the corporation shall have authority to issue is 10,000 shares of common stock, no par value per share. Cumulative voting of the shares is expressly prohibited. No shareholder or other person shall have any preemptive right whatsoever.

                                   ARTICLE III

       The street address of the corporation's initial registered office is 225 Hillsborough Street, Raleigh, North Carolina, 27603. The County in which the initial registered office is located is Wake County. The name of its initial registered agent at such address is C T Corporation System.

                                   ARTICLE IV

       The number of Directors constituting the initial Board of Directors is two (2). The names and addresses of the persons who are to serve as Directors until the first annual meeting of shareholders or until their successors be elected and qualified are as follows:


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                                Mark A. Rome
                                1800 Bering Drive, Suite 1000
                                Houston, Texas 77057

                                Ross M. Patten
                                1800 Bering Drive, Suite 1000
                                Houston, Texas 77057

                                    ARTICLE V

       The purpose for which the corporation is formed is to engage in any activity within the purposes for which corporations may be formed under the North Carolina Business Corporation Act.

                                   ARTICLE VI

       To the fullest extent from time to time permitted by law, no person who is serving or who has served as a director of the corporation shall be personally liable in any action for monetary damages for breach of his or her duty as a director, whether such action is brought by or in the right of the corporation or otherwise. Neither the amendment or repeal of this Article, nor the adoption of any provision of these Articles of Incorporation inconsistent with this Article, shall eliminate or reduce the protection afforded by this Article to a director of the corporation with respect to any matter which occurred, or any cause of action, suit or claim which but for this Article would have accrued or risen, prior to such amendment, repeal or adoption.

                                   ARTICLE VII

         The name and address of the incorporator is as follows:

                                Joe Perillo
                                600 Travis, Suite 3500
                                Houston, Texas 77002


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         IN WITNESS WHEREOF, I have set my hand this 21st day of April, 1999.



                                               /s/ Joe Perillo
                                               ---------------
                                               Joe Perillo



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